Filed Pursuant to Rule 424(b)(3)
Registration No. 333-63602-07

SUPPLEMENT
To Prospectus Supplement dated October 25, 2001

$262,955,907 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2001-16H

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On October 30, 2001, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2001-16H (the “Certificates”) were issued in an original aggregate principal amount of approximately $262,955,907.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of October 1, 2001 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and U.S. Bank National Association, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

STRUCTURED ASSET SECURITIES CORP.
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2001-16H

REPORTS TO CERTIFICATEHOLDERS

Class	Original Certificate Face Value	Beginning Certificate Balance	Principal Distribution	Class Accrued Interest Distributed	Realized Loss of Principal Allocated	Net Prepayment Interest Shortfall	Current Interest Shortfall	Outstanding Interest Shortfall	Ending Certificate Balance
A1	$140,000,000.00	$17,409,278.62	$983,026.87	$101,554.13	$0.00	$0.00	$0.00	$0.00	$16,426,251.75
A2	$115,858,000.00	$14,407,172.87	$813,510.91	$78,038.85	$0.00	$0.00	$0.00	$0.00	$13,593,661.96
A3	$8,275,571.00	$1,029,083.78	$0.00	$6,002.99	$0.00	$0.00	$0.00	$0.00	$970,975.85
AX	$18,979,199.00	$2,534,706.34	$0.00	$14,785.79	$0.00	$0.00	$0.00	$0.00	$2,348,318.35
AP	$750,807.00	$220,036.33	$353.15	$0.00	$0.00	$0.00	$0.00	$0.00	$219,683.18
B1	$2,777,000.00	$2,699,648.01	$2,617.69	$13,498.24	$0.00	$0.00	$0.00	$0.00	$2,697,030.32
BX-1	$396,714.00	$385,664.00	$0.00	$2,249.71	$0.00	$0.00	$0.00	$0.00	$385,290.05
B2	$2,116,000.00	$2,057,059.86	$1,994.61	$10,285.30	$0.00	$0.00	$0.00	$0.00	$2,055,065.25
BX-2	$302,285.00	$293,865.69	$0.00	$1,714.22	$0.00	$0.00	$0.00	$0.00	$293,580.75
B3	$1,454,000.00	$1,413,499.53	$1,370.59	$8,245.41	$0.00	$0.00	$0.00	$0.00	$1,412,128.94
B4	$396,000.00	$384,969.64	$373.28	$2,245.66	$0.00	$0.00	$0.00	$0.00	$384,596.36
B5	$397,000.00	$385,941.76	$374.22	$2,251.33	$0.00	$0.00	$0.00	$0.00	$385,567.54
B6	$796,527.00	$359,657.37	$348.45	$18,882.88	$79,591.46	$0.00	$0.00	$0.00	$279,717.46
R	$100.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
	$264,545,434.00	$39,337,263.99	$1,803,969.77	$259,754.51	$79,591.46	$0.00	$0.00	$0.00	$37,453,702.76
(1) Class AP is a principal only security and will not receive interest payments
(2) Classes A3, AX, BX-1 and BX-2 are interest only securities and will not receive principal payments						(4)Class B6 Interest includes Recoveries of:			16,784.88
(3) Current Interest Shortfall includes Relief Act Interest Shortfall

Class	Cusip	Beginning Balance	Principal Distribution	Interest Distribution	Realized Loss of Principal Allocated	Remaining Balance	Current Period Pass-Through Rate
A1	86358RLJ4	124.35199014	7.02162050	0.72538664	0.00000000	117.33036964	7.00000%
A2	86358RLK1	124.35199011	7.02162052	0.67357325	0.00000000	117.33036959	6.50000%
A3	86358RLL9	124.35199698	0.00000000	0.72538680	0.00000000	117.33037567	7.00000%
AX	86358RLM7	133.55180796	0.00000000	0.77905237	0.00000000	123.73116221	7.00000%
AP	86358RLN5	293.06643385	0.47036056	0.00000000	0.00000000	292.59607329	0.00000%
B1	86358RLP0	972.14548434	0.94263234	4.86072740	0.00000000	971.20285200	6.00000%
BX-1	86358RLQ8	972.14618088	0.00000000	5.67086112	0.00000000	971.20355146	7.00000%
B2	86358RLR6	972.14549149	0.94263233	4.86072779	0.00000000	971.20285917	6.00000%
BX-2	86358RLS4	972.14777445	0.00000000	5.67087351	0.00000000	971.20515408	7.00000%
B3	86358RLT2	972.14548143	0.94263411	5.67084594	0.00000000	971.20284732	7.00000%
B4	86358RLV7	972.14555556	0.94262626	5.67085859	0.00000000	971.20292929	7.00000%
B5	86358RLW5	972.14549118	0.94261965	5.67085642	0.00000000	971.20287154	7.00000%
B6	86358RLX3	451.53192547	0.43746163	23.70651591	99.92311623	351.17134761	7.00000%
R	86358RLU9	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	7.00000%

U.S. BANK NATIONAL ASSOCIATION

STRUCTURED ASSET SECURITIES CORP.
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2001-16H

REPORTS TO CERTIFICATEHOLDERS

Trust Agreement Dated October 1, 2001
(Pursuant to Section 4.03)

i) Beginning Aggregate Scheduled Principal Balance	$39,337,263.98
Scheduled Principal	$38,220.18
Curtailments	$93,287.41
Paid in Full	$1,663,433.17
Liquidation Proceeds	$9,029.29
Insurance Proceeds	$0.00
Realized Loss	$79,591.46
Ending Aggregate Scheduled Principal Balance	$37,453,702.47

Non-PO Balance	$39,117,224.46

ii) Aggregate Advances
Principal Advances	44,739.23
Net Interest Advances	289,952.59

	Realized Losses		Special Hazard Loss Amount		Fraud Loss Amount		Bankruptcy Loss Amount
Current:	Count	Balance	Count	Balance	Count	Balance	Count	Balance
Pool	1	$79,591.46	0	$0.00	0	$0.00	0	$0.00

	Realized Losses		Special Hazard Loss Amount		Fraud Loss Amount		Bankruptcy Loss Amount
Cumulative:	Count	Balance	Count	Balance	Count	Balance	Count	Balance
Pool	19	$497,418.81	0	$0.00	0	$0.00	0	$0.00

Loss Limits:		NA		$374,537.02		$1,858,493.58		$100,000.00

iv) Servicing Fee	$8,195.32
Primary Mortgage Insurance	$8,018.84
Trustee Fee	$98.48

STRUCTURED ASSET SECURITIES CORP.
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2001-16H

REPORTS TO CERTIFICATEHOLDERS

	Outstanding Loans		31-60 Days Delinquent		61-90 Days Delinquent		91 Days or More Delinquent
	Count	Balance	Count	Balance	Count	Balance	Count	Balance
Pool	436	$37,453,702.47	13	$1,290,168.59	7	$691,387.09	7	$601,357.13

vi) Delinquency Information for Mortgage Loans in Foreclosure Proceedings

	31-60 Days Delinquent		61-90 Days Delinquent		91 Days or More Delinquent
	Count	Balance	Count	Balance	Count	Balance
Pool	0	$0.00	0	$0.00	5	$529,155.29

vii) Mortgage Loans in REO Property	Count	Balance
	4	$393,562.35

		Loan Number	Deemed Principal Balance	Loan Number	Deemed Principal Balance
		102619350	$23,903.77
		102653235	$185,165.41
Total Book Value of REO's	$0.00	102677556	$104,348.97
		102449329	$74,809.43

viii) Deleted and Qualifying Sustitute Mortgage Loans	Deleted Loan Number	Deleted Principal Balance	Substitute Loan Number	Substitute Principal Balance

	None	None	None	None

ix) Accrued and Unpaid Principal	$0.00
Accrued and Unpaid Interest	$0.00

x) Purchased Mortgage Loans	Loan Number	Principal Balance
	None	None